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                                                                    EXHIBIT 10.3



                            EMPIRE HEALTHCHOICE, INC.
                  ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN
                              2002 PLAN DESCRIPTION

PURPOSE

The purpose of the Empire HealthChoice, Inc. (the "Company") Annual Executive Incentive Compensation Plan (the "Plan") is to improve Company performance by relating executive and management compensation to corporate and division annual objectives and to motivate eligible employees to achieve operational excellence.

ELIGIBILITY

Participation in the Plan is generally restricted to full-time positions that are:

1.   Executive, middle management, or other key contributors, and

2.   Grades 25 or above.

However, additional positions below grade 25 that significantly and directly influence business performance may be selectively included at the discretion of the Chief Executive Officer (the "CEO"). Positions otherwise eligible may be deleted at the CEO's discretion. The Target Award Pool will not be increased to accommodate the target awards for any such positions that are added.

Positions participating in the Sales Incentive Plan or other short-term incentive plans offered by the Company are not eligible to participate in this Plan for that portion of the year during which they participated in another plan.

ADMINISTRATION SUMMARY

At the beginning of each year, the CEO will develop performance measures for the Company based on Empire's annual plan. The CEO will recommend the corporate objectives to the Board of Directors for approval.

At the beginning of each year (See Exhibit A), the Nominating and Compensation Committee of the Board (the "Committee") will evaluate the performance of the CEO and the Company for the most recent Plan year. The Committee will then establish the Performance Adjusted Award Pool and recommend the actual incentive payments to be awarded to the CEO and direct reports to the CEO, and present them to the full Board for ratification. The Committee may, at its discretion, establish separate pools and separate multipliers for the CEO and for the group of all other eligible executives.

The Committee has overall responsibility for, and has the maximum discretion permitted under the law over, the administration of the Plan and the interpretation of all of the Plan's terms. The Board of Directors reserves the right to amend, suspend, or terminate the Plan at any time without recourse on the part of any employee.

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PLAN FEATURES

Individual Awards - For 2002, the determination of Individual Awards will be as follows: (1) new participants who entered the Plan on or after June 28, 2000 will have Individual Awards based on their base salary in effect as of April 15, 2002 times the target award percentage associated with their grade level as shown in Exhibit B, and (2) participants who were in the Plan prior to June 28, 2000 will have their Individual Target Awards based on their April 15, 2002 base salary times the target award percentage associated with their grade level as shown in Exhibit B, or, if greater, the incentive opportunity that was available to them under the Plan approved by the Board on March 29, 2000. This "grandfathering" feature will cease when the incentive opportunity provided in methodology (1) exceeds the incentive opportunity provided in methodology (2). Pro-rations will be made for salary and grade changes that occur after April 15, 2002 as appropriate.

Adjusted Individual Awards are determined by the CEO and management based on the individual's contribution to corporate, division and individual business objectives. Adjusted Individual Awards for the direct reports to the CEO, or any other position with the title Senior Vice President, will be individually reviewed by the Nominating and Compensation Committee. An Adjusted Individual Award may be more or less than the Individual Target Award depending on actual results achieved, but will not exceed 1.5 times the Individual Target Award. All awards are granted as lump sum payments.

Target Award Pool - The sum of the Individual Target Awards of eligible Plan participants in grade 25 and above at 100% performance on all objectives is the Target Award Pool. At target, if all Plan participants as of December 2002 remain in the Plan for the full year, the Target Award Pool would be $13.2 million (not including the target award for the CEO, for whom the Board may establish a separate pool). The actual pool will be based on participants as of December 31, 2002, prorated based on months of participation in the Plan and any changes in grade level during the Plan year as well as changes to base salary that occur during the Plan year.

Performance Objectives - Specific objectives are established at the beginning of the performance period (See Exhibit C) for the corporation, each division and each eligible individual. Objectives may be weighted based on relative importance.

Corporate objectives will be expressed as measurable results, (e.g., achievement of targeted pre-tax return on average GAAP equity, increase in membership, etc.), and/or relative performance, (e.g., customer satisfaction relative to prior customer surveys, etc.).

Performance Measures - Objectives will have numerical measures by which to assess performance. Each objective will generally have a threshold level of performance, below which no credit will be earned. In some cases, the target performance level may also be the threshold. Each objective will also have a maximum level of performance above which no additional credit will be earned. Achieving the objective, i.e., the target performance level, earns 1.0 credit for that goal.

Measures selected for the Corporation may vary from one year to another. Chosen measures will, in each instance, reflect important strategic and/or tactical objectives crucial to the applicable entity's success.


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Corporate Multiplier - The Corporate Multiplier will be based on the aggregate level of corporate objective achievement and will range from 0 to 1.5. Each weighted corporate objective will be evaluated and scored separately. The weighted scores will be summed to become the Corporate Multiplier (See Exhibit
D) to be utilized in determining the Performance Adjusted Award Pool. The Committee has discretion to modify the results of the calculation if, in their opinion, it does not appropriately reflect overall performance.

Performance Adjusted Award Pool - Calculation of a Performance Adjusted Award Pool will be made at the end of each performance year. The Pool is equal to the product of the Target Award Pool adjusted by the Corporate Multiplier. Payments to all eligible participants may not exceed the Performance Adjusted Award Pool.

SPECIAL CONSIDERATIONS

If a participant's employment is terminated due to death or long-term disability, or if a termination of employment occurs due to retirement (defined herein as eligibility for as eligibility for retiree medical coverage based on meeting the following criteria: (1) at least 65 years of age plus 10 or more years of service, (2) at least 55 years of age plus 20 or more years of service, or (3) at least 30 years of service at any age), prior to the date of payment, the participant or the participant's beneficiary will eligible to receive, subject to recommendation by the participant's manager and the CEO along with approval by the Committee and ratification by the Board, a pro-rata portion of the award that would have been received had the participant been active for the full year. Notwithstanding anything to the contrary in this paragraph, if a participant's employment is terminated prior to the date of payment due to job elimination or discharge, any rights to an award will be forfeited.

If a participant terminates employment prior to the date of payment for any reason other than death, long-term disability or retirement (as defined above), any rights to an award will be forfeited. Such terminations shall include but not be limited to resignation, job elimination or discharge.

LIMITATIONS

(a) No part of the Plan shall be construed as an employment or compensation contract, either explicit or implied. The establishment of the Plan shall not be construed as conferring any legal rights upon any participant for a continuation of employment, nor shall it interfere with the rights of the Company to discharge a participant and to treat him or her without regard to the effect which such treatment might have upon him or her as a participant in the Plan.

(b) The Company shall have the right to deduct from any amounts otherwise payable to a participant, whether pursuant to the Plan or otherwise, or otherwise to collect from the participant, any required withholding taxes with respect to benefits under the Plan.

(c) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to, nor shall the Company be obligated to recognize, any purported anticipation, alienation, sale, transfer (otherwise than by will or the laws of descent and distribution), assignment, pledge encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall in any manner be liable for or subject to garnishment, attachment, execution, or as a levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant.

(d) The Plan shall not be construed conferring on a participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property of any kind possessed by the Company. To the extent that as a participant or any other person acquired a right to receive payments from the Company, such right shall be no greater than the rights of an unsecured general creditor.


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